UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Meredith Riggs Spangler
   668 Hempstead Place
   NC, Charlotte 28207-2320
2. Issuer Name and Ticker or Trading Symbol
   BANK OF AMERICA CORPORATION (BAC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/23/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |    | |                  |   |           |21576              |D     |                           |
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Common Stock               |      |    | |                  |   |           |20000              |I     |By Husband                 |
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Common Stock               |      |    | |                  |   |           |30000              |I     |C D Spangler Construction C|
                           |      |    | |                  |   |           |                   |      |o.                         |
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Common Stock               |      |    | |                  |   |           |3000000            |I     |C D Spangler Foundation    |
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Common Stock               |      |    | |                  |   |           |25150              |I     |Daughter-Abigail R Spangler|
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Common Stock               |      |    | |                  |   |           |25386              |I     |Daughter-Anna W Spangler   |
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Common Stock               |      |    | |                  |   |           |2938000            |I     |Delcap, Inc.               |
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Common Stock               |      |    | |                  |   |           |9890266            |I     |Delcor, Inc.               |
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Common Stock               |      |    | |                  |   |           |30000              |I     |Golden Eagle Industries    |
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Common Stock               |      |    | |                  |   |           |21434              |I     |Niece-Melissa Garrison     |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Phantom Stock         |        |9/27/|A   |V|128.3095   |A  |1    |1    |Common Stock|128.309|$64.08 |            |D  |            |
                      |        | 2002|    | |           |   |     |     |            |5      |       |            |   |            |
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Phantom Stock         |        |10/23|A   | |42.796     |A  |2    |2    |Common Stock|42.796 |$70.10 |13921.7987  |D  |            |
                      |        |/ 200|    | |           |   |     |     |            |       |       |            |   |            |
                      |        |2    |    | |           |   |     |     |            |       |       |            |   |            |
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Option, Right to Buy  |$71.50  |     |    | |           |   |     |04/24|Common Stock|       |       |4000        |D  |            |
                      |        |     |    | |           |   |     |/2012|            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Reinvested Phantom Dividends which are exempt under Rule 16b-3. Phantom stock units may be settled on death or termination of service as a director.
2. Phantom stock units may be settled upon death or termination of service as a director.